Indemnification Agreement

         This Agreement is entered into effective the 13th day of March, 2000 by and between VERNE E. BRAY, a resident of North Logan, Utah (hereinafter "Shareholder"), and NACO INDUSTRIES INC., a Utah corporation with principal offices in Logan, Utah (hereinafter "NACO").

         WHEREAS, since the time of its formation years ago, Shareholder has been a principal officer, director and shareholder of NACO, working successfully toward its growth and expansion in the manufacture and national marketing of pvc pipe fittings; and

         WHEREAS, during the course of NACO's growth and expansion, the corporation has employed many people at various levels of the organization, including Shareholder's son Dan Bray; and

         WHEREAS, during the summer and fall of 1998, Dan Bray desired to leave the employment of NACO and begin his own business operations in the area of manufacturing and marketing of plastic composites, while at the same time NACO desired to expand its operations into the manufacture and/or marketing of plastic composites, which NACO intended to do through a wholly owned subsidiary known as NACO COPOSITES, INC., each party hoping to profit through business transactions with each other, as well as with third parties; and

         WHEREAS, in November of 1998 Dan Bray established a Utah limited liability company known as RIMSHOT, L.C., in which he is believed to have been the sole owner and member, for the purposes set forth above (hereinafter "Rimshot"); and

         WHEREAS, after having obtained some initial contract work and in anticipation of substantial financing for which Dan Bray indicated that he had applied and with respect to which he was optimistic about receiving, NACO provided financial accommodations to Rimshot and Dan Bray by (1) entering into two leases, one dated September 24, 1998 for a term of 60 Months, and the other dated November 25, 1998, for a term of 36 Months, for certain equipment, which equipment was to be used by Rimshot, in the approximate total principal amount of $135,000.00 (hereinafter the "Rimshot Equipment Leases"), and (2) by issuing NACO purchase orders and making payments to third party vendors or other creditors of Rimshot, in the approximate amount of $311,231.02 (hereinafter the "Rimshot Creditor Payments"), all with the hope and expectation that Dan Bray and Rimshot would soon obtain sufficient financing to repay NACO and hold NACO harmless from further expense or obligation regarding such accommodations; and,

         WHEREAS, perhaps due to a misunderstanding but in any event apparently without the knowledge of NACO, when Dan Bray entered into a written lease agreement dated September 4, 1998, for a building located at 1055 West 2700 South, Ogden, Utah, with WADMAN INVESTMENTS, a Utah limited partnership, as Lessor, for the business operations of Rimshot, Dan Bray executed such lease agreement (hereinafter the "Rimshot Building Lease") in the name of NACO COMPOSITES, INC., as Tenant; and

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         WHEREAS,  at  the  urging  and  insistence  of  NACO's  lenders,   NACO
COMPOSITES, INC. was merged up into NACO in 1999; and

         WHEREAS, although Dan Bray is still manufacturing and doing business through Rimshot, he has not yet been able to obtain the desired financing necessary to repay NACO for the Rimshot Creditor Payments, or for rentals paid by NACO under the Rimshot Equipment Leases; and

         WHEREAS, although Dan Bray and Rimshot are making rental payments for the Rimshot Building Lease, it is likely that Rimshot is in arrears in such payments, and the lease is written to continue through September of this year, at the rate of $2,000.00 rental per month, for which rents the landlord may seek recourse against NACO in the event of Rimshot's default, inasmuch as NACO COMPOSITES, INC. is shown under the lease as the tenant, and it has now been merged into NACO, with NACO becoming responsible for whatever liabilities NACO COMPOSITES, INC. had, as a result of such merger; and

         WHEREAS, NACO is now a publicly held corporation, in which Shareholder is the principal shareholder, and the independent auditors for NACO are suggesting that on the basis of the foregoing facts, it may be necessary to write down the NACO assets relating to Rimshot (such as the equipment leased by NACO, and the receivable from Rimshot for the Rimshot Creditor Payments), with the resulting charge against equity in the financial statements for NACO, unless this matter can otherwise be resolved to protect the position of NACO; and

         WHEREAS, Shareholder does not wish to see NACO shareholders adversely affected by the Dan Bray and Rimshot transactions involving NACO, particularly since these transactions involve Shareholder's son and Shareholder was serving as an officer and director of NACO at the time when these transactions occurred, and accordingly Shareholder has agreed to indemnify and hold NACO harmless from liability, expense, and obligations pertaining to the Rimshot Equipment Leases, the Rimshot Creditor Payments, and the Rimshot Building Lease, as set forth in this agreement; and

         WHEREAS, NACO desires to obtain such indemnity from Shareholder, and hopes to avoid the charge against equity on its financial statements which it might otherwise have to accept, but for such indemnity;

         IT IS THEREFOR AGREED AS FOLLOWS:

         1. Indemnification: In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Shareholder agrees, pursuant to the terms set forth herein, to indemnify and hold NACO harmless from any and all expense or obligation incurred as a result of the Rimshot Equipment Leases and the Rimshot Building Lease, and by reimbursement to further indemnify

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and hold NACO  harmless  from all  amounts  paid by NACO as and for the  Rimshot
Creditor Payments. A copy of the Rimshot Equipment Leases is attached hereto as Exhibits "A" and "B", and a copy of the Rimshot Building Lease is attached hereto as Exhibit "C", and a detail sheet reflecting the Rimshot Creditor Payments is attached hereto as Exhibit "D", all of which Exhibits are incorporated by this reference as though fully set forth herein.

         2. Payments by Shareholder: Shareholder is presently the sole shareholder of PVC, Inc., a Utah corporation with principal offices in Logan, Utah (hereinafter "PVC"), which corporation is the owner of much of the land, buildings and equipment leased by NACO for use in its business. Shareholder is presently in the process of seeking to refinance the debt within PVC, Inc., based upon its asset values, in order to obtain funds which can be made available to Shareholder and assist in repayments to NACO in fulfillment of Shareholder's indemnity hereunder. Shareholder shall continue to diligently pursue such financing through PVC, Inc., which funds may be used in part, at least, to acquire additional needed equipment for lease to NACO, thereby generating additional rentals which may be used to reimburse NACO under Shareholder's indemnity. Accordingly, the parties hereto agree upon the following payment schedule by Shareholder, in meeting his obligation of indemnity hereunder:

         a. Assumption of Prospective Leasehold Obligations: Beginning March 15, 2000, Shareholder shall assume and perform all obligations of the Lessee under the Rimshot Equipment Leases and the Rimshot Building Lease, making sure that NACO is not called upon to make any further such payments. Shareholder shall attempt to obtain the Lessors' approvals for his assumption and substitution as the Lessee under such leases, but in any event, Shareholder shall see that such payments are made, even if the rents must be paid by Shareholder as a Sublessee to NACO, with NACO then making payment to the Lessor(s).

         b. Rimshot Creditor Payments: Shareholder shall reimburse NACO for the Rimshot Creditor Payments by making payments of TWO THOUSAND FIVE HUNDRED DOLLARS ($2,500.00) per month, commencing on October 1, 2000, and continuing on the same day of each month thereafter, without interest, for a period of one (1) year, with additional such monthly payments of principal, without interest, thereafter until paid; provided, however, that:

                  1. Shareholder shall attempt to increase these monthly payments upon obtaining the PVC financing to the sum of SIX THOUSAND DOLLARS ($6,000.00) per month; however, if Shareholder is unable to increase the monthly payments by the end of the first year of such payments, to equal at least the sum of FIVE THOUSAND DOLLARS ($5,000.00) per month, the then remaining balance of the Rimshot Creditor Payments shall thereafter bear interest at the Applicable Federal Rate designated at such time for federal tax purposes; and

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                  2.  Shareholder  shall reimburse to NACO the entire balance of the Rimshot Creditor Payments, with payments as set forth in this Paragraph 2.b., subject to Shareholder's right to prepay all or part at any time without penalty, and subject to the addition of interest after the first year as set forth in Paragraph 2.b.1. above.

         3. Naco's Assignment of Interest to Shareholder: In exchange for Shareholder's indemnity as set forth herein, NACO hereby assigns to Shareholder, with recourse, its entire right, title and interest in and to the Rimshot Equipment Leases, the Rimshot Building Lease, and the account or note receivable from Rimshot for the Rimshot Creditor Payments.

         4. Mutual Release: In consideration of the terms set forth herein, and contingent upon the timely performance thereof, Shareholder expressly releases NACO, and NACO expressly releases Shareholder and all other members of its Board of Directors and Officers, from any further claim, obligation or liability of any kind, known or unknown, arising from or in connection with the Rimshot Equipment Leases, the Rimshot Creditor Payments and the Rimshot Building Lease.

         5. Enforcement: If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         6. Corporate Authorization: The party executing this Agreement on behalf of NACO represents and warrants that the Board of Directors of NACO has duly authorized and approved the execution and delivery of this agreement and all corporate action necessary or proper to fulfill the obligations of NACO to be performed under this agreement.

         7. Effect of Headings: The subject headings of the paragraphs of this agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         8. Entire Agreement; Modification; Waiver: This agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

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         9. Parties in Interest:  Nothing in this agreement,  whether express or implied, is intended to confer any rights or remedies under or by reason of this agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this agreement, nor shall any provisions give any third persons any right of subrogation or action over against any party to this agreement.

         10.Assignment: This agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither party hereunder may assign their rights or delegate their duties hereunder without the express prior written consent of the other party.

         11.Governing Law: This agreement shall be construed in accordance with, and governed by, the laws of the State of Utah, and in the event of a dispute hereunder, the parties hereto consent to jurisdiction and venue in Cache County, State of Utah.

         12.Further Assurances: The parties mutually acknowledge their intent to accomplish the assumption of the various Rimshot liabilities by Shareholder and reimbursement and indemnity of NACO pursuant to the terms set forth herein. Each party agrees to take whatever steps or further assurances, including the execution of documents, are reasonably necessary in order to accomplish this objective.

         13.Pledge of PVC Lease Receivables: In consideration of the terms of this agreement, Shareholder shall, as the sole shareholder, officer and director of PVC, cause PVC to convey to NACO a security interest in all of the PVC lease receivables from NACO, whether from real or personal property leases, which security interest shall remain effective during the period in which there remain balances unpaid hereunder with respect to the Rimshot Equipment Leases, Rimshot Building Lease, or the Rimshot Creditor Payments. Upon the expiration of the initial term of the present lease of real property from PVC to NACO, if such lease is not renewed by NACO pursuant to its option therein contained, Shareholder shall at such time pledge additional collateral, which may include Shareholder's stock in PVC and/or NACO, of sufficient value to at least equal the remaining balance owed by Shareholder hereunder at such time.

         IN WITNESS WHEREOF, the parties hereto have set their hands, effective the date and year first set forth above.

NACO INDURSTRIES, INC.



By:/s/Verne E. Bray

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Verne E. Bray
Title: